Exhibit 10.7
Certain portions of this document have been omitted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[*]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) is the type that the registrant treats as private or confidential.
Amendment No. 4 to the Key Terms Agreement
Between Partner and Globalstar
This Amendment No. 4 (this “Amendment”) to the Key Terms Agreement effective as of October 21, 2019, as amended (the “KTA”), is entered into by and between Partner Parent with its principal place of business at Partner Address, and Globalstar, Inc., a Delaware corporation with its principal place of business at 1351 Holiday Square Blvd. Covington, Louisiana 70433, United States.
This Amendment to the KTA is effective as of February 25, 2023 (the “Amendment Effective Date”).
Except as otherwise provided, capitalized terms used herein shall have the meanings provided under the KTA.
Purpose
Globalstar and Partner entered into the KTA to establish the terms and conditions that govern the Project. The parties now seek to amend the KTA and agree on the other terms set forth in this Amendment to implement changes agreed by the parties in connection with Globalstar’s request for assistance in financing replacement satellites.
Agreement
Globalstar and Partner agree that the KTA shall be amended as follows:
1.    Amendments
1.1.    [*]
1.2.    [*]
1.3.    Partner Lien. Section 10.2(b)(iii) (Required Resource Protections) of the KTA is deleted and replaced in its entirety by the following:
(iii)    Globalstar shall grant Partner a first-priority lien on all Globalstar assets for the purpose of securing any prepayment for Services or other loan or advance by Partner, including under any prepayment agreement, and Partner’s claim arising from any failure of Globalstar to provide the Step-In Rights.
1.4.    Warrants. Section 10.2(f)(iii) (Ownership of Globalstar; Warrants) of the KTA is deleted and replaced in its entirety by the following:
(iii)    Globalstar hereby acknowledges and agrees that: (A) after Partner’s election to Phase 1 and within 10 days of Partner’s written request, Globalstar shall execute and deliver to Partner, and cause Monroe to execute and deliver to Partner, the Lock-up and Right of First Offer Agreement in the form set out in Attachment 13; and (B) after commencement of the Phase 1 Service Period and within 10 days of Partner’s written request, Globalstar shall execute and deliver to Partner, or a third party designated by Partner, the Warrant Agreements in the form set out in Attachment 14 and Attachment 15. Any such third-party designee shall have the same rights as Partner under the Warrant Agreements, including registration rights. Globalstar represents and warrants to Partner that all actions required to be taken in order for Globalstar to execute, deliver and perform the Lock-up and Right of First Offer Agreement and the Warrant Agreements have been taken as of the date of this Agreement.
1.5.    [*]

2.    Other Agreements
2.1.    [*]
2.2.    [*]
2.3.    [*]
2.4.    Change Orders. If Partner requires Globalstar to execute a change order that increases the price of the satellites purchased pursuant to the Satellite Procurement Agreement ([*]) or that otherwise increases the aggregate cost to manufacture and launch such satellites, the parties will agree on an equitable allocation of such additional costs.
2.5.    [*]
2.6.    Spectrum Subsidiary LLC Agreement. In accordance with Globalstar’s obligations set forth in Section 10.2(b)(i) of the KTA, no later than the RRP Date, Globalstar shall execute, and shall cause the Spectrum Subsidiary to execute and adopt, the Amended and Restated Limited Liability Agreement of Spectrum Subsidiary attached hereto as Attachment 3.
3.    Miscellaneous
3.1.    Remaining Terms and Conditions. All other terms and conditions of the KTA, the SOWs and any attachments and schedules thereto remain in full force and effect. In the event of a conflict between the terms of the KTA or the SOWs (including any attachments thereto) and the terms of this Amendment, this Amendment will govern and shall be deemed to amend or modify the KTA.
3.2.    Complete Agreement. This Amendment along with the Agreement, together with any documents referenced herein or therein constitute the complete and exclusive agreement between the parties superseding all contemporaneous and prior agreements (written and oral) and all other communications between them relating to its subject matter. The parties acknowledge that they are not relying on any written or oral agreement, representation, warranty, or understanding of any kind made by any of the parties or any employee or agent of the parties except the Agreement.
3.3.    Counterparts. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but which collectively constitute one and the same instrument.
Acknowledged and agreed by their duly authorized representatives.

Partner Parent	Globalstar, Inc.
By:	By:
Name: Partner Authorized Signatory	Name:
Title:
Date:	Date: